UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2010

WMS INDUSTRIES INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8300	36-2814522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 South Northpoint Blvd., Waukegan, Illinois	60085
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 785-3000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

On March 11, 2010, WMS Gaming Inc. (“WMS Gaming”), a subsidiary of WMS Industries Inc. (the “Corporation”), entered into an Employment Agreement (the “Agreement”) with Kenneth Lochiatto, Executive Vice President and Chief Operating Officer. Mr. Lochiatto began serving as our Executive Vice President and Chief Operating Officer in July 2008. He joined WMS Gaming in April 2006 as Senior Vice President of Sales Operations. The Agreement has an initial term of two years, subject to automatic rolling extensions at the end of each two-year period. Under the Agreement, Mr. Lochiatto will receive an annual base salary of $400,000, which may be adjusted annually based on performance, and may earn a bonus with a target of seventy-five percent (75%) of his base salary and a maximum of two-hundred twenty-five percent (225%) of his base salary pursuant to an annual performance-based program. Mr. Lochiatto may participate in all benefit plans and perquisites generally available to the Corporation’s senior executives.

WMS Gaming may terminate the Agreement for “cause”, which includes Mr. Lochiatto’s failure to perform his duties, death or disability for a period of three (3) months, violations of the Corporation’s Code of Conduct or a violation of a criminal law or other action which might be reasonably likely to result in the loss of any gaming license held by the Corporation or its affiliates. Upon any termination of the Agreement by WMS Gaming, other than for cause, WMS Gaming would be obligated to pay Mr. Lochiatto twenty-four (24) months of base salary payable bi-weekly over twenty-four (24) months and the pro-rated portion of the annual bonus due Mr. Lochiatto through the date of termination. If Mr. Lochiatto’s employment is terminated within one-hundred eighty (180) days after a change-in-control event for any reason other than cause, death or disability (such termination following a change-in-control event being a “Change of Control”), WMS Gaming would be obligated to pay him twenty-four months of base salary in bi-weekly installments.

Additionally, upon a Change of Control, all of Mr. Lochiatto’s unexpired unvested options and stock equity grants will immediately vest. The Agreement also contains a non-competition provision whereby Mr. Lochiatto will refrain from competing with the Corporation and its subsidiaries for a period of one (1) year following Mr. Lochiatto’s voluntary termination or termination for cause or for such period as WMS Gaming continues to pay Mr. Lochiatto’s base salary, not to exceed two (2) years following termination by WMS Gaming for any reason other than cause. Mr. Lochiatto is also prohibited from soliciting for employment or hiring employees of the Corporation and its subsidiaries for a period of two (2) years from termination of his employment. The Agreement also prohibits Mr. Lochiatto from disparaging the Corporation and its subsidiaries and requires, following any termination of employment, his cooperation with any investigation of any matter by the Corporation and any litigation that may arise.

The Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibits	Description

10.1	Employment Agreement, dated March 11, 2010, between WMS Gaming Inc. and Kenneth Lochiatto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WMS Industries Inc.

/s/ Kathleen J. McJohn
Name:	Kathleen J. McJohn
Title:	Vice President, General Counsel and Secretary

Date: March 16, 2010

Exhibit Index

Exhibits	Description

10.1	Employment Agreement, dated March 11, 2010, between WMS Gaming Inc. and Kenneth Lochiatto.

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